UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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MERCANTILE BANKSHARES CORPORATION

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MERCANTILE BANKSHARES CORPORATION

TWO HOPKINS PLAZA

BALTIMORE, MARYLAND 21201

TO THE STOCKHOLDERS:

The Annual Meeting of Stockholders of Mercantile Bankshares Corporation (“Bankshares”) will be held at 10:30 a.m. on April 30, 2003, in the Boardroom of Mercantile-Safe Deposit and Trust Company, Two Hopkins Plaza, Baltimore, Maryland, for the following purposes:

1.	To elect five Class I Directors.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent public accountants to audit the financial statements of Bankshares for 2003.

3.	To transact such other business as may be properly brought before the meeting and any adjournments thereof.

Only stockholders of record at the close of business on March 21, 2003, will be entitled to receive notice of, and vote at, this meeting.

These matters are explained more fully in the enclosed Proxy Statement.

EACH STOCKHOLDER IS CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. THE GIVING OF THIS PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE IT AND TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

JOHN L. UNGER

    Secretary

Dated: April 9, 2003

MERCANTILE BANKSHARES CORPORATION

PROXY STATEMENT

This statement is furnished in connection with the solicitation of proxies by Mercantile Bankshares Corporation (“Bankshares”) to be used in voting at the Annual Meeting of Stockholders and at any adjournments thereof, to be held at 10:30 a.m. on April 30, 2003, in the Boardroom of Mercantile-Safe Deposit and Trust Company, Two Hopkins Plaza, Baltimore, Maryland 21201.

Holders of shares of Common Stock of Bankshares (“Common Stock”) of record at the close of business on March 21, 2003, will be entitled to vote at the meeting. The Common Stock is entitled to one vote per share. The number of shares of outstanding Common Stock as of January 31, 2003, entitled to vote is 68,840,413 shares. As of that date, to the best of the knowledge of the management of Bankshares, no person owned beneficially more than five percent of the outstanding shares of the Common Stock.

The approximate date when this proxy statement and form of proxy will be mailed to stockholders is April 9, 2003.

Unless otherwise instructed, it is intended that the shares represented by valid proxies will be voted for the election of the five persons approved by the Nominating Committee and named below as nominees to serve as Class I Directors, and for the ratification of the appointment of auditors.

ELECTION OF DIRECTORS

The number of Directors to hold office at the conclusion of the Annual Meeting is fixed at 14. Pursuant to Maryland law, the Board of Directors is divided into three classes. Five Class I Directors are nominated for election to serve for three year terms until the Annual Meeting in 2006 and until their successors are elected and qualify. The Class II Directors and the Class III Directors serve until, respectively, the 2004 and 2005 Annual Meetings of Stockholders. Officers are elected annually by the Board to serve for such periods of time as the Board determines.

It is not expected that any of the nominees named herein will be unavailable for election, but if a nominee should be unable to serve, the shares represented by the enclosed proxy may be voted for a substitute nominee to be designated by management. Bankshares owns 100% of the capital stock of Mercantile-Safe Deposit and Trust Company (“Merc-Safe”). As indicated below, all of the Directors of Bankshares are Directors of Merc-Safe. All nominees previously have been elected Directors of Bankshares by the stockholders.

The Board of Directors of Bankshares meets regularly five times each year and is subject to call for special meetings. The Board met at its five regular meetings and at one special meeting in 2002.

Bankshares has a standing Audit Committee, Compensation Committee, and Nominating Committee, which are comprised solely of nonemployee Directors and are elected annually by the Board. The members of these Committees are indicated in the list of Directors below.

The Audit Committee assists the Board in monitoring (1) the integrity of the financial statements of Bankshares and its subsidiaries, (2) the independent auditor’s qualifications, independence and performance, (3) the performance of Bankshares’ internal audit function, (4) the compliance by Bankshares with legal and regulatory requirements, and (5) the systems of internal accounting and financial controls. The Audit Committee, in its capacity as a committee of the Board of Directors, is directly responsible for the appointment, compensation, and oversight of the work of the person or firm employed as independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting). The Audit Committee reviews and discusses with management and the independent auditor the financial statements included in the annual report on Form 10-K and performs other functions as described in its charter. The Audit Committee held five meetings in 2002.

The Compensation Committee performs the functions described in the Report of the Compensation Committee included elsewhere herein. It held four meetings in 2002.

The Nominating Committee was convened twice in 2002, once to nominate Wallace Mathai-Davis as a Director, and again to nominate the Class III Directors for election at the 2002 Annual Meeting of Stockholders. The Nominating Committe will not consider nominees recommended by stockholders.

The names of the nominees and Directors, their ages as of April 30, 2003, their principal occupations and business experience for the past five years, and certain other information, are set forth below.

Nominees for Election as Class I Directors

Term Expiring 2006 Annual Meeting

Name	Age	Information
George L. Bunting, Jr.	62

President and Chief Executive Officer, Bunting Management Group, a private financial management company. Mr. Bunting has occupied this position since 1991. He is a Director of Guilford Pharmaceuticals, Inc. Mr. Bunting was elected a Director of Merc-Safe in 1992.

Elected Director of Bankshares: 1992

		Member:	Audit Committee
			Compensation Committee
			Executive Committee

Darrell D. Friedman	61

President and Chief Executive Officer, THE ASSOCIATED: Jewish Community Federation of Baltimore. Mr. Friedman has held this position since 1986. He was elected a Director of Merc-Safe in 1999.

Elected Director of Bankshares: 1999

Robert A. Kinsley	62

Chairman and Chief Executive Officer, Kinsley Construction, Inc., a general and heavy construction firm. Mr. Kinsley has served in this capacity since 1996. Mr. Kinsley was elected a Director of Merc-Safe in 1996.

Elected Director of Bankshares: 1996

		Member:	Executive Committee

Christian H. Poindexter	64

Retired Chairman, Constellation Energy Group, Inc., a public utility holding company. From July 2002 until March 2003, he was Chairman of the Executive Committee of the Board. From November 2001 until July 2002, he was Chairman of the Board, and from April 1999 until November 2001 he was also its Chief Executive Officer. Mr. Poindexter has been Chairman of the Board of Baltimore Gas and Electric Company since 1993. From 1993 until July 2000 he was also its Chief Executive Officer. He was elected a Director of Merc-Safe in 1987.

Elected Director of Bankshares: 1987

		Member:	Compensation Committee
			Executive Committee

James L. Shea (1)	50

Managing Partner, Venable, Baetjer and Howard, LLP, a law firm engaged in the general practice of law. Mr. Shea has been Managing Partner of that firm since 1995. He was elected a Director of Merc-Safe in 2001.

Elected Director of Bankshares: 2001

		Member:	Nominating Committee

Class II Directors Continuing in Office

Term Expiring 2004 Annual Meeting

Name	Age	Information
Cynthia A. Archer	49

Vice President of Marketing and Development, Sunoco, Inc., a major oil refiner. Ms. Archer has occupied this position since January 2001. From June 1999 until January 2001 she was Senior Vice President, Operations, Williams-Sonoma, Inc. Prior thereto, she was Senior Vice President-Intermodal Service Group, Conrail, Inc. and Consolidated Rail Corporation. Ms. Archer is a Director of Sunoco Logistics Partners, LP. She was elected a Director of Merc-Safe in 1997.

Elected Director of Bankshares: 1997

		Member:	Audit Committee
			Nominating Committee

Richard O. Berndt (2)	60

Managing Partner, Gallagher, Evelius & Jones, LLP, a law firm engaged in the general practice of law. Mr. Berndt has been a partner in that firm since 1972. He is a Director of Municipal Mortgage and Equity, L.L.C. Mr. Berndt was elected a Director of Merc-Safe in 1976.

Elected Director of Bankshares: 1978

		Member:	Executive Committee

William R. Brody, M.D.	59

President, Johns Hopkins University. Dr. Brody has occupied that position since 1996. Dr. Brody is a Director of Medtronic, Inc. He was elected a Director of Merc-Safe in 1996.

Elected Director of Bankshares: 1996

		Member:	Nominating Committee

Edward J. Kelly, III	49

Chairman of the Board, Bankshares, since March 1, 2003, and President and Chief Executive Officer, Bankshares, and Chairman of the Board and Chief Executive Officer, Merc-Safe, since 2001. Mr. Kelly served as Managing Director, Head of Global Financial Institutions, and as Co-Head of Investment Banking Client Management of J. P. Morgan, Chase & Co. during January 2001. Prior thereto, during the past five years, he was a Managing Director of J. P. Morgan & Co. Incorporated and held the following additional positions with that Company: Head, Global Financial Institutions from February 2000 through December 2000; Co-Head, Global Financial Institutions and Head, Latin America Investment Banking from December 1997 through February, 2000; and Member, Global Investment Banking Committee from December 1997 through December 2000. Mr. Kelly is a Director of Adams Express Co., CIT Group, Inc., CSX Corporation, Constellation Energy Group, Inc., and Hartford Financial Services Group. He was elected a Director of Merc-Safe in 2001.

Elected Director of Bankshares: 2001

		Member:	Executive Committee

Morton B. Plant	67

Vice Chairman, Keywell LLC, a recycler of stainless steel and high temperature alloy scrap metal. He has occupied that position since 2002. Prior to that, Mr. Plant was Chairman. He was elected a Director of Merc-Safe in 1997.

Elected Director of Bankshares: 1997

		Member:	Audit Committee

Class III Directors Continuing in Office

Term Expiring 2005 Annual Meeting

Name	Age	Information
Freeman A. Hrabowski, III	52

President, University of Maryland Baltimore County. Dr. Hrabowski has served in this capacity since 1993. Dr. Hrabowski is a Director of Constellation Energy Group, Inc., Corvis Corp., and McCormick & Company, Inc. He was elected a Director of Merc-Safe in 1996.

Elected Director of Bankshares: 1996

Wallace Mathai-Davis	58

Chairman, Investment and Wealth Management, Bankshares and Merc-Safe. Mr. Mathai-Davis has held these positions since February 2002. Prior thereto he was Chief Operating Officer, Chief Financial Officer and Corporate Secretary of OFFITBANK. He was elected a Director of Merc-Safe in 2002.

Elected a Director of Bankshares: 2002

Clayton S. Rose	44

Managing Partner, Logan Pass Partners, LLC, a private consulting and investment firm, since October 2001. From January through March 2001 Mr. Rose was employed by J.P. Morgan Chase & Co., as Vice Chairman and Chief Operating Officer of J.P. Morgan & Co., and prior to the merger with Chase Manhattan Corp. was head of the Global Investment Banking Division at J.P. Morgan & Co. He was elected a Director of Merc-Safe in 2001.

Elected Director of Bankshares: 2001

		Member:	Audit Committee

			Compensation Committee

Donald J. Shepard	56

Chairman of the Executive Board, AEGON N.V., a holding company of insurance and insurance related companies, since April 2002. Mr. Shepard held the offices of Chairman of the Board, President, and Chief Executive Officer of AEGON USA, Inc. at various times from 1989 until April 2002. He is a Director of CSX Corporation. Mr. Shepard was elected a Director of Merc-Safe in 1992.

Elected Director of Bankshares: 1992

		Member:	Compensation Committee
			Executive Committee
			Nominating Committee

(1)	The firm of Venable, Baetjer and Howard, LLP renders legal services to Bankshares, certain of its affiliates and certain accounts of which Merc-Safe is a fiduciary. It also leases its Baltimore office space from an affiliate of Bankshares.

(2)	The firm of Gallagher, Evelius & Jones renders legal services to Merc-Safe and certain accounts of which it is a fiduciary, and certain other Bankshares affiliates. During 2002, such firm received legal fees from Bankshares and Merc-Safe in the amount of $1,016,000.

All of the Directors serving in 2002 have attended 75% or more of the total number of meetings of the Board of Directors and Committees of Bankshares on which they served.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth, as of January 31, 2003, the amount of Common Stock beneficially owned by each incumbent director, each nominee and each executive officer named in the Summary Compensation Table appearing on page 7 and by all incumbent directors, nominees and executive officers as a group. Except as otherwise indicated, sole voting power and sole investment power with respect to the shares shown in the table are held either by the individual alone or by the individual together with his or her spouse.

Name	Common Stock Owned Beneficially (1)(2)
Cynthia A. Archer	550
H. Furlong Baldwin (3)	369,040
Richard O. Berndt	32,487
Kenneth A. Bourne, Jr.	43,293
William R. Brody, M.D.	2,150
George L. Bunting, Jr.	13,136
Darrell D. Friedman	100
Freeman A. Hrabowski, III	190
Edward J. Kelly, III	36,917
Robert A. Kinsley	9,270
Wallace Mathai-Davis	51,200
Morton B. Plant	3,350	(4)
Christian H. Poindexter	1,050
J. Marshall Reid	64,279	(5)
Clayton S. Rose	600
James L. Shea	603
Donald J. Shepard	13,500	(6)
Jack E. Steil	56,323
Terry L. Troupe	35,667
Directors, Nominees and Executive Officers as a group (21 persons)	739,814

(1)	On January 31, 2003, none of the individuals named in the above table beneficially owned more than 1% of the outstanding shares of Common Stock. On that date, all the directors, nominees and executive officers as a group owned beneficially approximately 1.07% of the outstanding Common Stock.
(2)	The amounts shown include the following amounts of Common Stock that the indicated individuals and the group have the right to acquire within 60 days of January 31, 2003, through the exercise of stock options granted pursuant to Bankshares’ stock option plans: Mr. Baldwin, 59,040; Mr. Bourne, 37,437; Mr. Kelly, 21,667; Mr. Reid, 42,340; Mr. Steil, 49,000; Mr. Troupe, 23,454; and all directors, nominees and executive officers as a group, 238,105 shares.
(3)	Mr. Baldwin retired as Chairman and as a director in March 2003.
(4)	Includes 1,500 shares owned by spouse.
(5)	Includes 7,517 shares owned by spouse.
(6)	Includes 12,500 shares owned by a family trust of which Mr. Shepard is not trustee, but in which he has a beneficial interest.

EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth certain summary compensation information as to the Chief Executive Officer, the other four most highly compensated executive officers as of December 31, 2002, and one additional executive officer who retired in December 2002.

Summary Compensation Table

		Annual Compensation				Long Term Compensation Awards

Name and Principal Position	Year					Restricted Stock Awards($)(1)	Securities Underlying Options (#)	All Other Compensation($)(2)
		Salary($)	Bonus($)	Other Annual Compensation($)
Edward J. Kelly, III (3) President and Chief Executive Officer	2002 2001	850,000 768,300	392,300 —	56,600 69,000	(4) (4)	278,800 —	50,000 100,000	78,400 60,500

Wallace Mathai-Davis (5)	2002	700,500	357,700	—		2,230,500	—	3,200
Chairman, Investment and Wealth Management

J. Marshall Reid	2002	400,000	184,600	—		225,000	15,000	41,800
President of Merc-Safe	2001	400,000	—	—		—	—	49,300
	2000	400,000	90,000	—		—	40,000	53,400

Jack E. Steil (6)	2002	395,200	184,600	—		225,000	15,000	57,800
Executive Vice President,	2001	375,000	—	—		—	—	73,300
and Chairman-Credit Policy of Merc-Safe (until	2000	375,000	84,400	—		—	40,000	76,200
December 2002)

Kenneth A. Bourne, Jr. (7)	2002	285,000	78,900	—		—	7,500	35,700
Executive Vice President

Terry L. Troupe	2002	240,000	66,500	—		—	5,000	17,800
Chief Financial Officer	2001	240,000	—	—		—	—	23,000
and Treasurer	2000	220,000	32,700	—		—	20,000	20,400

(1)	As of December 31, 2002, Mr. Kelly owned an aggregate of 6,250 shares of restricted stock valued at $241,200; Mr. Mathai-Davis owned 50,000 shares of restricted stock valued at $1,929,500; Mr. Reid owned 5,000 shares of restricted stock valued at $192,900; and Mr. Steil owned 5,000 shares of restricted stock valued at $192,900. All such restricted stock was issued in 2002 under the Bankshares 1999 Omnibus Stock Plan. One-third of the grants to Messrs. Kelly, Reid, and Steil vest on each anniversary date of the grant starting on March 12, 2003. Mr. Mathai-Davis’s restricted stock, which was granted to him when he joined Bankshares, will vest entirely on February 1, 2005. All grants are subject to forfeiture upon the occurrence of certain events. Dividends are not payable on Restricted Stock until such time as it vests. In lieu of dividends, the Corporation has and will set aside dividend equivalents for each grantee equal to the amount of dividends they would have received had dividends actually been paid on these shares and reinvested in Common Stock under the Bankshares Dividend Reinvestment and Stock Purchase Plan. At each vesting date, the number of shares accumulated by these dividend equivalents will be issued as additional award shares under the Bankshares 1999 Omnibus Stock Plan.

(2)	Represents the cost of group-term life insurance deemed to be employee income under the Internal Revenue Code, and contributions made on behalf of the executive officer by Merc-Safe to the Bankshares Thrift Plan and to supplemental thrift and cash balance pension plan arrangements as follows:

	Year	Life Insurance	Thrift Plan	Supplemental Plans	Total
Mr. Kelly	2002	$1,400	$12,000	$65,000	$78,400
	2001	700	—	59,800	60,500
Mr. Mathai-Davis	2002	3,200	—	—	3,200
Mr. Reid	2002	800	12,000	29,000	41,800
	2001	700	10,200	38,400	49,300
	2000	1,300	10,200	41,900	53,400
Mr. Steil	2002	3,800	12,000	42,000	57,800
	2001	2,300	10,200	60,800	73,300
	2000	1,200	10,200	64,800	76,200
Mr. Bourne	2002	4,100	12,000	19,600	35,700
Mr. Troupe	2002	1,000	12,000	4,800	17,800
	2001	500	10,200	12,300	23,000
	2000	500	10,200	9,700	20,400
(3)	No information is presented for 2000 because Mr. Kelly did not become an executive officer of Bankshares until March 2001.
(4)	Represents $56,600 of travel expenses incurred by Mr. Kelly in 2002, and $14,500 of travel expenses and $54,500 of non-recurring relocation expenses reimbursed to Mr. Kelly and paid on his behalf in 2001.
(5)	No information is presented for 2000 and 2001 because Mr. Mathai-Davis did not become an executive officer of Bankshares until February 2002.
(6)	Mr. Steil retired in December 2002.
(7)	No information is presented for 2000 and 2001 because Mr. Bourne did not become an executive officer of Bankshares until December 2002.

Option Grants

The following table shows certain options to purchase Common Stock granted by Bankshares in 2002. Information as to the terms of these options, including those with respect to exercisability, is set forth in footnote (2) below.

Stock Option Grants in Last Fiscal Year

	Individual Grants(1)
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Grant Date Present Value $(2)(3)
Mr. Kelly	50,000	31.20	44.99	3/12/12	555,220
Mr. Mathai-Davis	—	—	—	—	—
Mr. Reid	15,000	9.36	44.99	3/12/12	166,570
Mr. Steil	15,000	9.36	44.99	3/12/12	166,570
Mr. Bourne	7,500	4.68	44.99	3/12/12	83,290
Mr. Troupe	5,000	3.12	44.99	3/12/12	55,520

(1)	All of these options were granted pursuant to the 1999 Omnibus Stock Plan, are intended to be incentive stock options for federal income tax purposes to the extent permitted by law and regulations, were granted at market value on the date of grant, and have a term of ten years. None of these options is performance-based.

(2)	Caution is recommended in interpreting the financial significance of these figures. The grant date present values are not intended to forecast possible future appreciation. Further, the figures do not reflect that no more than one-third of the options granted will become exercisable on and after each anniversary date of the grants. No gains to the optionees are possible without stock price appreciation.

(3)	The grant date present value of options granted ($11.1043 weighted average per share) is reported using the Black-Scholes option pricing model and assumes: (a) the grant date of March 12, 2002; (b) the exercise price of $44.99; (c) a weighted average expected option term of 5.38 years; (d) a risk-free interest rate of 4.55%; (e) a dividend yield of 2.49%; and (f) volatility of 26.41%.

Aggregate Options Table

The following table sets forth certain information, on an aggregate basis, concerning the exercise of stock options during 2002 by the executive officers named in the Summary Compensation Table and the December 31, 2002, value of unexercised stock options. No stock appreciation rights were outstanding in 2002.

Aggregated Option Exercises in Last

Fiscal Year and

Fiscal Year – End Option Values

	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(2)
Name			Exercisable	Unexercisable(3)	Exercisable	Unexercisable(3)
Mr. Kelly	—	—	—	125,000	—	—
Mr. Mathai-Davis	—	—	—	—	—	—
Mr. Reid	185	4,980	35,340	35,000	751,670	265,000
Mr. Steil	—	—	42,000	35,000	911,580	265,000
Mr. Bourne	—	—	33,437	22,500	736,940	198,620
Mr. Troupe	6,213	122,640	20,787	15,000	388,140	132,500

(1)	Represents the fair market value as of the exercise date of the shares acquired upon the exercise of options, less the exercise price of such options.

(2)	Represents the fair market value as of December 31, 2002, of the shares underlying such options, less the exercise price of such options. The closing price of the Common Stock on December 31, 2002, was $38.59 per share.

(3)	Certain unexercised options shown as unexercisable at December 31, 2002, were subsequently forfeited in March 2003 because performance targets were not met. The number of such options forfeited, and their value as of December 31, 2002, (to the extent they were in-the-money as of such date), is set forth in the following table:

	Options Forfeited (#)	Value Unexercisable ($)
Mr. Kelly	20,000	—
Mr. Reid	8,000	106,000
Mr. Steil	8,000	106,000
Mr. Bourne	6,000	79,500
Mr. Troupe	4,000	53,000

Retirement Agreements and Plans

Cash Balance Pension Plan

Bankshares is the sponsor of an employees’ cash balance pension plan adopted by a majority of its affiliates. Each plan participant who was employed on January 1, 1991, was credited under the cash balance pension plan with a frozen accrued benefit representing the benefit he had earned under the plan, determined as of December 31, 1990, and based generally on past service and career average annual compensation. For service on and after January 1, 1991, the cash balance pension plan is designed to maintain separate participant accounts for each eligible employee. These cash balance accounts are credited with annual contribution allocations equal to various percentages of compensation based on years of credited service and age. Interest allocations, tied to a Treasury Bill rate, are also credited annually to these cash balance accounts. Plan benefits paid at retirement will be paid in annuity form and will consist of the sum of any frozen accrued benefits and the cash balance accounts. The plan does not determine benefits primarily by final average compensation.

Estimated annual pension benefits shown below are presented as straight life annuities, even though retirees may elect to receive a form of benefit other than a straight life annuity. The benefits are based on cash compensation for 2002. For future years, it is estimated that the executive officers’ salaries will increase through their dates of retirement at the plan’s internal salary increase assumption. Actual salary increases and possible bonuses may differ from the plan’s internal salary increase assumption. Accordingly, the actual pension benefits at retirement may differ significantly from the amounts stated below.

At the plan’s normal retirement age of 65, the individuals named below would have the following estimated annual pension benefits: Mr. Kelly, $456,000; Mr. Mathai-Davis, $73,000; Mr. Reid, $138,000; Mr. Bourne, $163,000, and Mr. Troupe, $63,000. These amounts are the total of estimated payments from the plan and as described in the following section entitled “Supplemental Cash Balance Pension Plan”. Mr. Steil resigned his positions with Bankshares and Merc-Safe in December 2002. He has elected to defer the receipt of payments under the plan and the Supplemental Cash Balance Pension Plan. Had he commenced receiving these payments upon his retirement, his estimated annual pension benefit would have been $83,100.

All other officers of Bankshares participate in the cash balance pension plan. Directors who are not also officers of Bankshares or an affiliate do not participate in the cash balance pension plan.

Supplemental Cash Balance Pension Plan

Bankshares is sponsor of an unfunded, nonqualified, supplemental cash balance pension plan. All employees of Bankshares and its affiliates having compensation for a calendar year in excess of $170,000 (as adjusted under the Internal Revenue Code) and who are approved for participation by the Employee Benefit Committee of Bankshares are eligible participants under this plan. Messrs. Kelly, Mathai-Davis, Reid, Steil, Bourne and Troupe, as well as 43 other employees of Bankshares and its affiliates, participate in the plan. At the end of a calendar year, the account of each participant is credited with an amount equal to the difference between the amount with which the participant’s account under the cash balance pension plan would have been credited but for the compensation limitation imposed by the Internal Revenue Code, and the amount actually credited to the participant’s account under the cash balance pension plan. In addition, if a participant’s benefit under the cash balance pension plan is limited by Section 415 of the Internal Revenue Code and is not already provided for under this plan, an amount equal to the shortfall will be added to the participant’s account. At the end of a calendar year (but prior to the above credit), each participant’s account is credited with interest equal to the average value of interest rates on 52 week U. S. Treasury Bills, determined pursuant to a fixed formula, but no less than four percent nor more than 12 percent, until the participant’s account is fully distributed. For 2002, Mr. Kelly’s account was credited with $45,500, Mr. Reid’s with $23,000, Mr. Steil’s with $36,000, Mr. Bourne’s with $17,000 and Mr. Troupe’s with $3,600. These amounts are included under the caption “All Other Compensation” in the Summary Compensation Table. Generally, an account is distributed after the participant’s termination of employment or death, either in a single-sum payment, or in equal annual installments over a period not to exceed ten years. The plan does not determine benefits primarily by final average compensation.

Thrift Plan

Bankshares is sponsor of a thrift plan, of the type described in Section 401(k) of the Internal Revenue Code, which all of its affiliates have adopted for the benefit of all eligible employees. The plan provides that corporate contributions, based on a percentage of an employee’s salary, are paid to the employee’s thrift plan account. Additionally, employees may elect to defer up to 25% of their salaries up to the limit prescribed by the Internal Revenue Code, by redirecting the deferred amount to their thrift plan accounts, in which case their employers match a portion of the amount deferred. The corporate contributions for 2002 are included under the caption “All Other Compensation” in the Summary Compensation Table. Messrs. Kelly, Reid, Steil, Bourne and Troupe elected to defer a percentage of their salaries during 2002. The amounts so deferred are included under the caption “Salary” and the matching contributions are included under the caption “All Other Compensation” in the Summary Compensation Table.

Supplemental Thrift Plan

Bankshares is sponsor of an unfunded, nonqualified supplemental thrift plan. Generally, all vice presidents and above who participate in the thrift plan, who have compensation for a calendar year in excess of $170,000 (as adjusted under the Internal Revenue Code) and who are approved for participation by the Employee Benefit Committee of Bankshares are eligible participants under this plan. Messrs. Kelly, Reid, Steil, Bourne and Troupe, as well as 43 other employees of Bankshares and its affiliates, participate in this plan. At the end of a calendar year, the account of each participant is credited with an amount equal to 3% of the portion of the participant’s compensation for that calendar year that exceeds the above limit. At the end of a calendar year (but prior to the above credit), each participant’s account is credited with interest at the per annum rate of five percent except that interest is pro-rated for accounts that terminate in midyear. For 2002, Mr. Kelly’s account was credited with $19,500, Mr. Reid’s with $6,000, Mr. Steil’s with $6,000, Mr. Bourne’s with $2,600 and Mr. Troupe’s with $1,200. These amounts are included under the caption “All Other Compensation” in the Summary Compensation Table. Generally, an account is distributed in a lump sum payment after a participant’s termination of employment or death.

Supplemental Retirement Agreement

Bankshares entered into a nonqualified, unfunded Supplemental Retirement Agreement with Mr. Kelly upon his employment in 2001. This agreement is intended to restore benefits lost because of statutory limits imposed by federal law and to supplement the retirement benefits received by Mr. Kelly under the Bankshares Cash Balance Pension Plan. The monthly amount of the supplemental benefit is equal to one-twelfth of the sum of (i) the product of 0.5% of Mr. Kelly’s final average compensation multiplied by his first 10 years of service, (ii) the product of 1% of Mr. Kelly’s final average compensation multiplied by his next 15 years of service, and (iii) the product of 3% of Mr. Kelly’s final average compensation multiplied by his next 15 years of service, reduced by benefits paid under the Bankshares Cash Balance Pension Plan, Supplemental Cash Balance Pension Plan, Thrift Plan, Supplemental Thrift Plan, and his primary Social Security benefits. “Final average compensation” means the average of Mr. Kelly’s annual compensation for the three full years within the final five years of employment that produce the highest average. Annual compensation for this purpose includes base salary and bonus, in each case prior to reductions for elective contributions under qualified and nonqualified plans and deferrals under any nonqualified deferred compensation plan. The supplemental benefit is generally paid in the form of a single life annuity for Mr. Kelly’s life and is subject to reduction in the event of early retirement or other termination of employment, disability or death prior to age 65.

The following table sets forth estimated total annual benefits that are payable to Mr. Kelly under the formula in his Supplemental Retirement Agreement (which amounts will be reduced by the benefits paid under the Bankshares Cash Balance Pension Plan, Supplemental Cash Balance Pension Plan, Thrift Plan, Supplemental Thrift Plan, and his primary Social Security benefits). As of March 1, 2003, Mr. Kelly has 25 credited years of service under the agreement.

Average Compensation During Highest Three Years in the Last Five Years Before Retirement	Estimated Annual Retirement Benefits for Years of Credited Service
	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years
$ 500,000	$50,000	$75,000	$100,000	$175,000	$250,000	$325,000
1,000,000	100,000	150,000	200,000	350,000	500,000	650,000
1,500,000	150,000	225,000	300,000	525,000	750,000	975,000
2,000,000	200,000	300,000	400,000	700,000	1,000,000	1,300,000
2,500,000	250,000	375,000	500,000	875,000	1,250,000	1,625,000

None of the other named executive officers has a supplemental retirement agreement with Bankshares.

Medical Reimbursement Plan

Bankshares is sponsor of a medical reimbursement plan, of the type described in Section 105 of the Internal Revenue Code, and a dependent care plan which a majority of its affiliates have adopted for the benefit of all eligible employees. Messrs. Mathai-Davis, Steil, Bourne and Troupe participated in the plan in 2002. The plan provides that employees may reduce their salaries on a pre-tax basis, in amounts determined in advance by them, and direct those amounts to an account. Funds in the account then become available to reimburse the employee for certain uninsured expenses. Any balance left in an employee’s account at year end reverts to his employer. Amounts directed to the plans for Messrs. Mathai-Davis, Steil, Bourne and Troupe are included under the caption “Salary” in the Summary Compensation Table.

Other Arrangements

Employment Agreements

Bankshares and Merc-Safe have entered into an agreement with Mr. Kelly, pursuant to which he serves in his executive positions. The agreement is for an initial term of five years and is subject to annual renewal thereafter. Mr. Kelly’s annual base salary is not less than $850,000, which may be increased from time to time. The agreement provides that his base salary will not be less in any year than in the preceding year. He will be eligible for bonuses as a Class I participant in the Bankshares Annual Incentive Compensation Plan. Mr. Kelly will participate in all other Bankshares Plans for which he is eligible, including the Retirement Plans discussed above.

Bankshares and Merc-Safe have entered into an agreement with Mr. Mathai-Davis pursuant to which he serves in his executive positions. The agreement is for an initial term of four years and is subject to annual renewal thereafter. Mr. Mathai-Davis’s base annual salary is $775,000, which may be increased from time to time. The agreement provides that his base annual salary will not be less in any year than in the preceding year. He is entitled to 50,000 shares of Restricted Common Stock under the 1999 Omnibus Stock Plan, subject to a vesting requirement based on credited service. Mr. Mathai-Davis will be eligible for such annual bonus amounts as Merc-Safe shall award, up to the amount of his initial base annual salary. Mr. Mathai-Davis will participate in all other Bankshares Plans for which he is eligible, including the Retirement Plans discussed above.

Change of Control and Other Agreements

Bankshares has entered into Change of Control Agreements with Messrs. Kelly and Mathai-Davis. In the event that during the effective period of the agreements, following a “change of control” of Bankshares, the officer is terminated (prior to his retirement date) within three years of a change of control without “cause” or if the officer resigns for “good reason”, then such officer is entitled to receive certain cash payments from Bankshares. Payments which may be made under the agreements are calculated at the maximum amount (when combined with amounts otherwise payable upon termination) which is deductible by Bankshares under Section 280G of the Internal Revenue Code. Generally, the maximum amount deductible is three times average base annual compensation (including salary, bonus, fringe benefits and deferred compensation) over five years. The Agreements provide, however, for additional payments to them to make them whole for the consequence of any excise tax imposed upon them if the Section 280G limits are exceeded. For the purposes of the agreements, a “change of control” means any of the following occurrences: (a) a person or group becomes the beneficial owner of at least 20% of the Common Stock; (b) there occur certain specified changes in the composition of the Board of Directors; (c) Bankshares stockholders approve a reorganization, merger, consolidation or statutory share exchange of Bankshares unless after such transaction, holders of the previously outstanding Common Stock own specified amounts of the combined voting power of the surviving entity, or (d) a liquidation or dissolution of Bankshares or sale of all or substantially all of the assets of Bankshares. For purposes of these agreements, termination by Bankshares for “cause” means termination upon (i) an act of personal dishonesty taken by the officer intended to result in substantial personal enrichment of the officer at the expense of Bankshares, (ii) the officer’s willful, deliberate and continued failure to perform substantially his duties, which is not remedied after receipt of written notice, or (iii) conviction of a felony. “Good reason” includes the assignment to the officer of any duties inconsistent with his status and position as they exist immediately prior to the change of control, a substantial failure by Bankshares to comply with its obligations to the officer under its employment arrangement with such officer, relocation of the officer’s place of employment outside of the Bankshares principal office located in the City of Baltimore, a purported termination of the officer not otherwise permitted under his employment arrangement with Bankshares or the failure of any successor to Bankshares to assume expressly the obligations of the agreement.

Bankshares and Merc-Safe have entered into an agreement with Mr. Steil pursuant to which he will continue to receive his base salary in 2003 and 2004, plus any bonus he otherwise would have been entitled to receive for such years under the Bankshares Annual Incentive Compensation Plan. During such period, Mr. Steil will continue to receive his current level of employee benefits and perquisites plus a monthly stipend to cover office and parking expenses. Bankshares will make contributions on his behalf to the Bankshares Thrift Plan and to existing supplemental thrift and cash balance pension plan arrangements, plus one additional supplemental cash balance plan arrangement, through December 31, 2006. Bankshares will make additional payments to Mr. Steil of up to $94,400 in 2005 and up to $86,533 in 2006 in the event he is unemployed during all or part of such years. With respect to options granted to Mr. Steil prior to December 31, 2002, Mr. Steil shall be deemed to be employed by Bankshares through December 31, 2005, provided that all vested options must be exercised by that date. Restricted stock granted to Mr. Steil in 2002 will continue to vest in accordance with its terms.

Director Fees

Directors of Bankshares, who are not also officers of Bankshares or its affiliates, are paid a retainer at the annual rate of $15,500 in addition to fees of $750 for each Board meeting and $500 for each Committee meeting attended. The annual retainer is paid each December. All or a portion of the annual retainer may be paid in the form of Common Stock, valued at the time the retainer is payable. In 2002, two Directors received 403 shares each of Common Stock in lieu of cash retainer fees. Directors who are also officers of Bankshares or its affiliates receive no retainer or compensation for attendance at Board or Committee meetings of Bankshares.

Bankshares is sponsor of a Directors Deferred Compensation Plan which gives Directors of Bankshares and participating affiliates, who are not also officers of Bankshares or its affiliates, the option to defer the retainer and other fees. In 1996, Bankshares amended and restated the Directors Deferred Compensation Plan. Prior to the amendment, deferred amounts were invested by Merc-Safe, as agent, in various securities. Under the amendment and restatement, at the close of each calendar quarter the sum of cash deferred in that quarter by a Director is converted to units by dividing such sum by the closing market price of the Common Stock and the units are cumulatively credited to the Director’s account. At the close of each calendar quarter, the sum of the dividends attributable to the Director’s account at the beginning of the quarter is similarly converted to additional units and cumulatively credited. When a participating Director ceases to serve as a Director, a cash sum is computed by multiplying the number of units in his account by the closing market price of the Common Stock at a time specified in the Plan. This sum is paid in cash to the Director (or a designated beneficiary) over the period of years (one to ten) specified by the Director. Any unpaid balance is credited with interest at five percent. Any Director having a deferred account at the time of the amendment and restatement could elect to have such account converted to units as described above. Failing such election, interest at five percent will be paid on the sum until fully paid out in accordance with the Director’s existing deferral agreement.

REPORT OF THE COMPENSATION COMMITTEE

Overall Policy

The Board of Directors of Bankshares establishes the overall goals and objectives of Bankshares, and the policies to be followed in pursuing these goals and objectives, including the selection of necessary key management personnel, and the auditing of the performance of those personnel. The major responsibility for assisting in satisfying the compensatory aspect of the overall supervisory duty of the Board rests with the Compensation Committee. The membership of the Compensation Committees (collectively the “Committee”) of Bankshares and Merc-Safe, its leading bank affiliate, is identical, composed of independent nonemployee Directors of both institutions who do not participate in any executive compensation plan. All executive officers of Bankshares are officers of Merc-Safe.

In order to achieve the overall goals and objectives of Bankshares, and recognizing the interest of the stockholders in that achievement, the Committee, over a number of years, has developed and maintained an executive compensation plan based on a philosophy that links executive compensation to individual and corporate performance, and return to stockholders. This philosophy was intended to enable Bankshares to attract and retain highly motivated executive personnel of outstanding ability and initiative, and to align the interests of executives and Bankshares’ stockholders. Bankshares’ executive compensation plan consists of basic cash compensation, the opportunity for annual incentive compensation based on corporate performance, and continuing stock-based compensation.

The Committee administers the provisions of Bankshares’ incentive bonus plan and its stock-based plans, which are applicable to all affiliates of Bankshares. In addition, the Committee is authorized to make recommendations to the Boards of Bankshares and its affiliates with respect to basic salaries, supplemental pension, deferred compensation, employment and similar agreements affecting their executive officers, and performs such other functions as may be delegated to it by the Boards.

The Committee takes various factors into consideration when establishing and reviewing executive compensation. There follows an explanation of general principles governing basic cash compensation, annual incentive compensation based on corporate earnings performance, stock-based compensation, and the factors considered in establishing basic cash compensation for 2002.

Basic Cash Compensation

The Committee, in determining basic cash compensation of the executive officers of Bankshares, considers corporate profitability, financial condition, capital adequacy, return on assets and other factors. The Committee also considers the performance and compensation levels of other banking institutions as more fully set forth below under the caption “2002 Compensation”. The Committee does not consider these factors by any formula and does not assign specific weight to any given factor. Instead, the Committee applies its collective business judgment to reach a consensus on compensation fair to Bankshares, its stockholders and its executive officers.

Annual Incentive Compensation

In addition to basic cash compensation, the Committee administers the Bankshares Annual Incentive Compensation Plan (the “Incentive Plan”), approved by the stockholders, which is based on a formula tied directly to corporate performance and profitability.

Forty-seven executives of Bankshares and its affiliates who are considered by the Committee to have responsibilities that directly affect corporate performance and profitability participated in the Incentive Plan for the 2002 award year. Participants in the plan are chosen annually by the Committee. The plan provides for three classes of participants, as determined by the Committee. For the 2002 award year, there were three class I participants, (including the Chief Executive Officer), four Class II participants and 40 Class III participants. The maximum potential annual award is 100% of salary for Class I participants, 60% for Class II participants and 40% for Class III participants. Awards are based on growth in annual earnings per share of Bankshares (“EPS Component”), growth in annual net operating income (“NOI Component”) of the particular affiliate (or division of an affiliate) employing the participant, or a combination thereof. For 2002, the Committee designated the Chief Executive Officer and five other participants as eligible to receive awards based solely on the EPS Component. As to other participants, 80% of the potential awards are dependent on the NOI Component and 20% on the EPS Component.

As to each component: no award will be made unless the annual growth rate equals or exceeds 3%; if the annual rate of growth equals 3%, 10% of the applicable component of the potential award will be made; if the annual growth rate falls between 3% and 12%, then the percentage of the applicable component of the potential award to be made will be in proportion to ten times the excess of the annual growth rate over 2%; and if the annual growth rate equals or exceeds 12%, the maximum amount of the applicable component of the potential award will be made. The limit on any award to any participant is $1,500,000. Incentive cash awards paid to those executive officers named in the Summary Compensation Table are reflected in the Table under the caption “Bonus”. Mr. Mathai-Davis’s bonus for 2002 was calculated and determined pursuant to the Incentive Plan as if he had been designated as a Class I participant.

Payment of awards are made in cash, except that the Committee has the discretion to pay awards in restricted shares of common stock to the extent by which a participant’s award for a particular year exceeds 70% of the maximum potential award. The plan is intended to be the principal, but not exclusive, bonus mechanism for key executives, and certain executives may be excluded from the plan.

Stock Based Compensation

The 1989 Omnibus Stock Plan (the “1989 Plan”) and the 1999 Omnibus Stock Plan (the “1999 Plan”), both previously approved by the stockholders, are designed to align the interests of key employees and stockholders, encouraging participants to maintain and increase their proprietary interests as stockholders in Bankshares with the opportunity to benefit from the long-term performance of Bankshares.

Under the 1989 Plan, from March 1995 through 1998 (when the 1989 Plan expired), the Committee granted options for a total of 1,796,725 shares of Common Stock to 322 key employees of Bankshares and its affiliates. Each option has an exercise price equal to the market price of the Common Stock on the date of grant, and the options have a ten year term. Of the total granted, options for 1,335,750 shares were granted to 51 senior officers of Bankshares and its affiliates and the vesting of such options was subject to meeting certain performance criteria described below. The remaining options for 460,975 shares were granted to 271 key employees of the affiliates of Bankshares. These options were not performance-based options and were fully exercisable as of the date of grant.

With respect to the performance-based options, generally 25% of the option could become exercisable on and after each anniversary date of the grant if Bankshares’ earnings per share had increased during the calendar year immediately preceding such anniversary date at a compounded growth rate of at least five percent over the 1994 Base Year. If this test was met, then a portion (up to one-half) of the options maturing on the anniversary date became exercisable based on a sliding scale to the extent that the percent of increase of earnings per share of Bankshares over the prior year earnings per share was in a range of six to ten percent; if the percent of earnings increase was 10% or more, the entire one-half portion of the options became exercisable. The remaining one-half portion could be exercised only if the net operating income of the affiliate employing the participant had increased during the calendar year immediately preceding such anniversary date at a compounded growth rate of at least five percent over 1994. If this test was met, then up to one-half of the options maturing on the anniversary date became exercisable, based on the same sliding scale, with respect to the percent of increase of the net operating income of the affiliate over its prior year’s net operating income. To the extent these tests were not met, all or a portion of the performance-based options maturing each year were forfeited and became available for further grants.

The 1999 Plan permits grants for up to 3,000,000 shares of Common Stock. Under that plan, the Committee has granted options for 1,368,800 shares to 379 key employees, including five of the executive officers named in the Summary Compensation Table. Of that total, options for 886,500 shares to 66 senior officers of Bankshares and its affiliates are performance-based and are subject to the same tests, described above, as were applicable to performance-based options issued under the 1989 Plan, except that the Base Year for compounded growth rate calculations is 1999. The remaining 322,050 options granted prior to 2002 are not performance-based and become exercisable in equal annual installments over four years. The 160,250 options granted in 2002 are not performance-based and become exercisable in equal annual installments over three years. Each option has an exercise price equal to the market price on the grant date.

In 2002, restricted stock grants were awarded under the 1999 Plan to the following executive officers: Mr. Kelly, 6,250 shares; Mr. Mathai-Davis, 50,000 shares; Mr. Reid, 5,000 shares; and Mr. Steil, 5,000 shares.

2002 Compensation

The Committee, in determining the 2002 basic cash compensation of the executive officers of Bankshares, considered the factors described in this Report.

Edward J. Kelly, III, President and Chief Executive Officer of Bankshares and Chairman of the Board and Chief Executive Officer of Merc-Safe during 2002, has the ultimate management responsibility for the strategic direction, performance, operating results and financial condition of Bankshares and its affiliates, and the carrying out of corporate policies and procedures. Wallace Mathai-Davis became Chairman, Investment and Wealth Management of Bankshares and Merc-Safe in February 2002. J. Marshall Reid is President and Chief Operating Officer of Merc-Safe; Jack E. Steil served in 2002 as Executive Vice President of Bankshares and Chairman-Credit Policy of Merc-Safe; Kenneth A. Bourne, Jr. is Executive Vice President of Merc-Safe; and Terry L. Troupe is Chief Financial Officer of Bankshares and Merc-Safe. Mr. Reid and Mr. Bourne are designated as executive officers of Bankshares because they participate in policy making activities affecting Bankshares.

Compensation arrangements with Mr. Kelly were reviewed and approved by the Committee in the first quarter of 2002. In considering Mr. Kelly’s proposed compensation, the Committee reviewed the information normally used by it for such purposes, which is summarized below.

The Committee was aware of 2001 earnings of Bankshares. The Committee further compared the profitability and capital strength ratios (return on assets, net interest margin, efficiency ratio, equity to assets and return on equity) and loan loss performance ratios (period-end non-performing assets to loans and other real estate owned, net charge-offs to average loans and period-end allowance for loan losses to nonperforming loans) of Bankshares for the years 1996 through 2000, and the quarter ended September 30,

2001, to the same ratios for such periods of 23 banking companies with assets from $5 to $10 billion (considered by an independent analyst as Bankshares’ peer group). The Committee also compared Bankshares ratios showing profitability, capital adequacy, reserve strength, and asset quality with those of the 50 largest banking institutions in the United States as prepared by that financial analyst. The Committee was aware that, for the third quarter of 2001 (the then most recent quarter for which the following rating was published), Bankshares was rated “superior”, and had the highest rating among six other selected banking institutions in Maryland, Delaware, the District of Columbia and Virginia, based on 39 separate financial ratios that depict financial strength and profitability, as compiled by IDC Financial Publishing, Inc. Finally, the Committee compared the proposed compensation of Mr. Kelly with an independent study published in 2001 reflecting compensation (including stock-based compensation) information for 2000 of 136 commercial banking institutions and with the compensation of executive officers of five banking institutions based on proxy information covering the years 1998-2000), selected as generally comparable to Bankshares. This latter group included financial institutions having significant income generated by trust and investment activities, high returns on assets, capital significantly in excess of that required by current federal regulations and located within a 400 mile radius of Baltimore so as to include companies operating in a comparable economic climate. No target was established in the comparison with this group of institutions.

The Committee concluded that Bankshares’ profitability and capital strength ratios continued to be strong, and that loan loss ratios were favorable, both standing alone and in comparison to the 23 banking companies constituting the peer group and the 50 largest banking institutions group, and that Bankshares’ performance, overall, was strong. Based on its review and its evaluation of Mr. Kelly’s qualifications, experience, responsibilities and performance, the Committee approved the compensation with Mr. Kelly described in the Summary Compensation Table. The 2002 base compensation of Messrs. Reid, Steil, Bourne and Troupe as shown in the Summary Compensation Table under the “Salary” caption, was fixed in March 2002, based on the factors described above and evaluation of their performance and responsibilities. The compensation arrangement for Mr. Mathai-Davis was negotiated and approved in connection with the arrangement of his employment in February 2002 based on the Committee’s evaluation of his qualifications, experience and responsibilities.

At the time of the determinations described above, the Committee consisted of George L. Bunting, Jr., Mary Junck, Christian H. Poindexter and Donald J. Shepard. Ms. Junck resigned from the Board in April 2002. Clayton S. Rose was subsequently appointed to the Committee.

Section 162(m) of the Internal Revenue Code provides for non-deductibility, in certain cases, of compensation paid to certain executives in excess of $1 million per year. Bankshares does not have a policy limiting compensation to amounts deductible under Section 162(m). The annual incentive plan and the Omnibus Stock Plans have been approved by the stockholders and are designed to be qualified performance-based plans so that Section 162(m) limits would not apply to plan benefits. Section 162(m) limits would apply to salary, bonuses in excess of bonuses under the annual incentive compensation plan and certain amounts included under “Other Annual Compensation” and “All Other Compensation” in the Summary Compensation Table.

The Compensation Committee

George L. Bunting, Jr.	Clayton S. Rose
Christian H. Poindexter	Donald J. Shepard, Chair

PERFORMANCE GRAPH

The following line graph compares cumulative total stockholder return on Bankshares Common Stock with the Standard & Poor’s 500 Index and the Standard & Poor’s Banks Composite Index for the period beginning December 31, 1997, through December 31, 2002. The graph assumes $100 invested at the closing price on December 31, 1997, and the reinvestment of all dividends. With reference to the Report of the Compensation Committee, 23 of the 50 largest banking institutions whose performance ratios were reviewed, two of the five institutions considered for compensation purposes and 23 of the 136 institutions participating in the compensation study are included in the S & P Banks Composite Index. None of the 23 institutions considered as peer institutions of Bankshares whose performance ratios were reviewed is so included. The S & P Banks Composite Index consisted, as of December 31, 2002, of two “Money Center Banks”, and 21 “Major Regional Banks”, each of which is substantially larger than Bankshares.

	1997	1998	1999	2000	2001	2002
Bankshares	$100.00	$100.91	$86.09	$119.97	$122.95	$113.56
S&P 500	100.00	128.58	155.64	141.47	124.65	97.10
S&P Banks Composite Index	100.00	106.05	91.41	108.83	108.86	107.74

OTHER MATTERS RELATING TO

EXECUTIVE OFFICERS AND DIRECTORS

Certain affiliated banks of Bankshares have had, and expect to have in the future, banking and trust transactions in the ordinary course of business with many of the Directors and officers of Bankshares, and certain of their associates and immediate family members, on substantially the same terms, including interest rates and collateral on loans, and commissions on fiduciary business, as those prevailing at the time for comparable transactions with others. Loans to such persons were made in the ordinary course of business and did not involve more than the normal risk of collectibility or present other unfavorable features.

In 2002, Merc-Safe made a loan to Christian H. Poindexter, a member of the Bankshares Compensation Committee, which was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others, and did not involve more than the normal risk of collectibility or present other unfavorable features. Until March 2003 Mr. Poindexter was Chairman of the Executive Committee of the Board of Constellation Energy Group, Inc. Edward J. Kelly, III, Chairman, President and Chief Executive Officer of Bankshares, is a director of Constellation Energy Group, Inc., and a member of its Compensation Committee.

Section 16(a) of the Securities Exchange Act of 1934 requires the directors and officers covered by that section to file reports with the Securities Exchange Commission and The Nasdaq Stock Market, Inc. relating to their Bankshares common stock ownership and any changes in that ownership. To our knowledge, based solely on a review of copies of those reports or other written representations, during the year ended December 31, 2002, all Section 16(a) reports applicable to directors and executive officers were filed on a timely basis.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed with management the audited financial statements of Bankshares and its subsidiaries consisting of the consolidated balance sheets at December 31, 2002 and 2001, and the statements of consolidated income, consolidated cash flows and changes in consolidated stockholders’ equity for each of the three years in the period ended December 31, 2002.

The Audit Committee has discussed with PricewaterhouseCoopers LLP, the independent auditors for Bankshares for 2002, the matters required to be discussed by Statement on Auditing Standards 61. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 and has discussed with the independent auditors the independent auditors’ independence.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors of Bankshares that the audited financial statements be included in the Bankshares Annual Report on Form 10-K for the year 2002 for filing with the Securities and Exchange Commission.

The Board of Directors of Bankshares has adopted a written charter for the Audit Committee, which is attached to this Proxy Statement as Appendix A.

Each member of the Audit Committee is independent, as independence is defined in Rule 4200(a) of the listing standards of the National Association of Securities Dealers.

While the Audit Committee has the responsibilities and powers set forth in its charter, it is not the duty of the Committee to plan or conduct audits or to determine that the financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for preparing the financial statements and the independent auditors are responsible for auditing those financial statements.

The Audit Committee

Cynthia A. Archer	Morton B. Plant
George L. Bunting, Jr., Chair	Clayton S. Rose

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP, certified public accountants, as the principal auditors for Bankshares for 2003. The stockholders are asked to ratify that appointment.

A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting of Stockholders, with the opportunity to make a statement if the representative desires to do so, and will respond to appropriate questions from stockholders.

If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP by a majority of votes cast in person or by proxy, it is anticipated that no changes in auditors would be made for the current year because of the difficulty and expense of making any change so long after the beginning of the current year, but that vote would be considered in connection with the auditor’s appointment for 2004.

The Board of Directors recommends a vote FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent certified public accountants to audit the financial statements of Bankshares for 2003.

Aggregate fees for professional services rendered for Bankshares by PricewaterhouseCoopers LLP for the years ended December 31, 2002 and 2001, were:

	2002	2001
Audit (1)	$365,241	$237,350
Audit Related (2)	55,000	94,250
Tax (3)	217,960	89,800
All Other (4)	31,077	182,342

Total	$669,278	$603,742

(1)	The Audit fees were for professional services rendered for the audits of the consolidated financial statements of Bankshares, subsidiary audits, and review of documents filed with the SEC.

(2)	The Audit Related fees were for assurance and related services concerning the allowance for loan and lease losses, Report of Institutional Trust Controls (SAS 70), and Regulatory Reports on Internal Controls in compliance with the requirements of the Federal Deposit Insurance Corporation.

(3)	Tax fees were for services related to tax compliance, including the preparation of tax returns and claims for refund, and tax planning and tax advice, including assistance with and representation in tax audits.

(4)	All Other fees were for services rendered for: information systems reviews not performed in connection with the audit, compensation consulting, and insurance risk consulting.

PricewaterhouseCoopers LLP did not render professional services in connection with financial systems design and implementation to Bankshares during the years ended December 31, 2002 and 2001.

VOTING AND PROCEDURAL INFORMATION

The election of Directors requires a plurality of votes cast at the meeting.

The ratification of the appointment of PricewaterhouseCoopers LLP as the independent certified public accountants requires the affirmative vote of a majority of the votes cast at the meeting.

The following principles of Maryland law apply to the voting of shares of Common Stock at the meeting. The presence in person or by proxy of stockholders entitled to vote a majority of the outstanding shares of Common Stock will constitute a quorum. Shares represented by proxy or in person at the meeting, including shares represented by proxies that reflect abstentions, will be counted as present in the determination of a quorum. An abstention as to any particular matter, however, does not constitute a vote “for” or “against” and will be disregarded in calculating the votes cast as to such matter. “Broker non-votes” (i.e., where a broker or nominee submits a proxy specifically indicating the lack of discretionary authority to vote on a matter) will be treated in the same manner as abstentions.

The Bylaws of Bankshares provide that no business shall be conducted at a special meeting of stockholders except that stated in the notice of meeting and that any stockholder proposing to bring business, including any nomination for election of a Director, before a meeting of stockholders must give prior written notice thereof. The notice requirements apply to any annual meeting and to any special meeting as to which the notice of meeting provides for the election of Directors. The notice must be given to and received by the Secretary of Bankshares (at the address set forth in the notice of meeting accompanying this proxy statement) no earlier than 90 days (or, with respect to notice of a proposal for inclusion in the Bankshares’ proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, the earlier date such proposal is received pursuant to Rule 14a-8) and no later than 60 days prior to the date of the meeting. If less than 70 days’ prior public disclosure of the meeting date is made by Bankshares, any notice of business by a stockholder must be received by the Secretary on or before the 10th day following the date of such public disclosure.

Article Xll of the Bylaws provides that the Bylaws may be added to, altered, amended, repealed or suspended by a majority vote of the entire Board of Directors at any regular meeting of the Board or at any special meeting called for that purpose. Article XII further provides that any action of the Board of Directors in adding to, altering, amending, repealing, or suspending the Bylaws must be reported to the stockholders and may be changed or rescinded at the next annual meeting by holders of the stock then outstanding and entitled to vote, by a majority vote of all the stock then outstanding and entitled to vote. If the action to be proposed by a stockholder at an annual meeting is to change or rescind action by the Board of Directors to add to, alter, amend, repeal or suspend the Bylaws under Article XII, the notice of business by the stockholder must be received by the Secretary no earlier than the time prescribed above for stockholder notices and not after the later of the 10th day following public disclosure by Bankshares of the action of the Board of Directors or the 60th day prior to the meeting date.

Public disclosure of a meeting date or action by Bankshares may be made by any general mailing to stockholders of record, by any filing with the Securities and Exchange Commission, or by public announcement or by other means reasonably calculated to constitute public disclosure.

Each notice by a stockholder must provide the name and address of the stockholder and the number of shares of Common Stock which are beneficially owned by the stockholder. For matters other than proposals to nominate any person for election as a Director, the notice must include a brief description of the business desired to be brought before the meeting and any material interest of the stockholder in such business. With respect to any stockholder proposal to nominate any person for election as a Director, the notice must include (i) the name, age, business address and residence address of the nominee, (ii) the nominee’s principal occupation or employment, (iii) the number of shares of Common Stock of Bankshares which are beneficially owned by the nominee, and (iv) any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to the proxy regulations under the Securities Exchange Act of 1934.

Public disclosure of the date of the 2003 Annual Meeting was given in the Report on Form 10-Q filed by Bankshares with the Securities and Exchange Commission on November 12, 2002, and also was mailed to stockholders on February 12, 2003, in the Quarterly Report to stockholders for the period ended December 31, 2002. There were no notices of business proposed by stockholders for the Annual Meeting. Accordingly, no such proposals will be entertained at the Annual Meeting.

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

The Bylaws specify that the prior notice requirements described above are in addition to any other applicable requirements. Certain other requirements are described below.

Any proposals of stockholders to be presented for inclusion in Bankshares proxy materials for the 2004 Annual Meeting of Stockholders must be received by the Secretary of Bankshares at Two Hopkins Plaza, Baltimore, Maryland 21201 on or before November 29, 2003. Such proposals are subject to and must be made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934; the Nominating Committee may, in its discretion depending on the facts and circumstances, consider such proposal, provided that the notice by the stockholder required above must specifically request that the Nominating Committee consider the proposal.

Rule 14a-4(c) under the Securities Exchange Act of 1934 would permit Bankshares to exercise discretionary proxy voting authority on any stockholder proposal made outside the process of Rule 14a-8 at the 2004 Annual Meeting unless the stockholder submits a notice of such proposal in compliance with Rule 14a-4(c). Bankshares believes that the Rule would require such a notice to be received by February 12, 2004.

ANNUAL REPORT OF BANKSHARES

Copies of the Annual Report of Bankshares, for the year ended December 31, 2002, were mailed on or about April 9, 2003, to those persons who were record holders of stock of Bankshares on March 21, 2003, the record date referred to above.

OTHER MATTERS

Management knows of no other matters which will be presented at the Annual Meeting. However, if any other matter requires a vote, it is intended that the persons named in the enclosed proxy card will have discretion to vote the shares represented thereby pursuant to Rule 14a-4(c) under the Securities Exchange Act of 1934.

Bankshares will bear the cost of solicitation of proxies and may reimburse persons holding stock in their names, or in the names of their nominees, or otherwise, for reasonable expenses incurred in sending proxies and proxy solicitation materials to their principals. In addition to the solicitation of proxies by mail, proxies may also be solicited personally, or by telephone, or telegram, by the officers and employees of Bankshares, without additional compensation to them.

Bankshares has retained the firm of The Altman Group to assist in the solicitation activities referred to above for a fee of $5,000 plus expenses.

ANY STOCKHOLDER EXECUTING THE ENCLOSED PROXY MAY REVOKE SUCH PROXY AT ANY TIME BEFORE IT IS EXERCISED.

JOHN L. UNGER

    Secretary

April 9, 2003

APPENDIX A

MERCANTILE BANKSHARES CORPORATION

AUDIT COMMITTEE CHARTER

ORGANIZATION AND COMPOSITION

This charter governs the activities of the Audit Committee of the Board of Directors of Mercantile Bankshares Corporation. The Committee shall review and reassess the charter at least annually and submit it for approval by the Board of Directors. The Committee shall be appointed by the Board of Directors and shall consist of at least three directors. Committee members may be replaced by Board. Each member of the Committee shall meet the independence and general experience requirements of the Nasdaq Stock Market, Inc. (“Nasdaq”), Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PURPOSE

The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of Mercantile Bankshares Corporation and its subsidiaries (the “Corporation”), (2) the independent auditor’s qualifications and independence, (3) the performance of the Corporation’s internal audit function and independent auditors, (4) the compliance by the Corporation with legal and regulatory requirements, and (5) the systems of internal accounting and financial controls.

MEETINGS

The Committee shall meet as often as it determines, but not less frequently than quarterly. The Committee shall meet periodically with management, the internal auditors and the independent auditor in separate executive sessions. The Committee may request any officer or employee of the Corporation or the Corporation’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or advisors to, the Committee.

AUTHORITY AND RESPONSIBILITIES

The Audit Committee shall have the sole authority to appoint or replace the independent auditor. The Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor employed by the Corporation (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee.

The Committee shall approve in advance all auditing services and permissible non-audit services (including the fees and terms thereof) to be performed for the Corporation by its independent auditor, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Committee prior to the completion of the audit.

The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Corporation shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Committee.

The Committee shall prepare the report required by the rules of the Commission to be included in the Corporation’s annual proxy statement.

The following shall be the principal recurring processes of the Audit Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

Financial Statement and Disclosure Matters

1.	Discuss with management the Corporation’s earnings press releases (prior to the release thereof), including the use of “pro-forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussions may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

2.	Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Corporation’s Form 10-K.

3.	Review and discuss with management and the independent auditor the Corporation’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s reviews of the quarterly financial statements.

4.	Discuss with management and the independent auditor significant financial reporting issues and judgements made in connection with the preparation of the Corporation’s financial statements, including any significant changes in the Corporation’s selection or application of accounting principles, any major issues as to the adequacy of the Corporation’s internal controls, and any special steps adopted in light of material control deficiencies, as identified by the independent auditor.

5.	Review and discuss quarterly reports from the independent auditors on:

(a)	All critical accounting policies and practices to be used.

(b)	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

(c)	Other material written communication between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

6.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Corporation’s financial statements.

7.	Discuss with management and the Internal Auditor the Corporation’s major financial and operational risk exposures and the steps management has taken to monitor and control such exposures, including the Corporation’s risk assessment and risk management policies.

8.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

9.	Review disclosures made to the Audit Committee by the Corporation’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q regarding any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Corporation’s internal controls.

Oversight of the Corporation’s Relationship with the Independent Auditor

10.	Review and evaluate annually the lead partner and the auditor team assigned to the Corporation by the independent auditor.

11.

Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Corporation. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and internal auditors. The Committee shall present its conclusions with respect to the independent auditor to the Board.

12.	Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing and the audit as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

13.	Recommend to the Board policies for the Corporation’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Corporation.

14.	Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

Oversight of the Corporation’s Internal Audit Function

15.	Review the appointment and replacement of the senior internal auditing executive.

16.	Review the significant reports to management prepared by the internal auditing department and management’s responses.

17.	Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing, and any recommended changes in the planned scope of the internal audit.

Compliance Oversight Responsibilities

18.	Obtain on an annual basis from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.

19.	Obtain on an annual basis reports from management, the Corporation’s senior internal auditing executive and the independent auditor that the Corporation and entities are in conformity with applicable legal requirements and the Corporation’s Code of Business Conduct and Ethics. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Corporation’s policies and procedures regarding compliance with applicable laws and regulations and with the Corporation’s Code of Business Conduct and Ethics.

20.	Establish procedures for the receipt, retention and treatment of complaints received by the Audit Committee and/or the Corporation regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

21.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Corporation’s financial statements, accounting policies, or risk management policies.

22.	Discuss with the Corporation’s General Counsel legal matters that may have a material or significant impact on the financial statements or the Corporation’s compliance policies.

LIMITATION OF AUDIT COMMITTEE’S ROLE

While the Audit Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Corporation’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. Management is responsible for preparing the Corporation’s financial statements and disclosures and the independent auditors are responsible for auditing and certifying such financial statements.

ANNUAL MEETING OF STOCKHOLDERS OF

MERCANTILE BANKSHARES CORPORATION

April 30, 2003

Please date, sign and mail your proxy card in the envelope provided as soon as possible.	COMPANY NUMBER

ACCOUNT NUMBER

ê    Please detach and mail in the envelope provided.    ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:
		NOMINEES	FOR AGAINST ABSTAIN
☐	FOR ALL NOMINEES	☐ G. Bunting ☐ D. Friedman ☐ R. Kinsley ☐ C. Poindexter ☐ J. Shea	2. Ratification of appointment of Pricewaterhouse Coopers LLP as the independent certified public accountants for Bankshares.	☐ ☐ ☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES		3. Upon such other matters as may properly come before the meeting.

☐	FOR ALL EXCEPT (See instructions below)

Receipt of notice of the meeting and Proxy Statement is hereby acknowledged, and the terms of the notice and statement are hereby incorporated by reference into this Proxy. The undersigned hereby revokes all proxies heretofore given for said meeting and any adjournment thereof.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☒

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

MERCANTILE BANKSHARES CORPORATION

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Edward J. Kelly, III and John L. Unger, and each of them, the proxies of the undersigned with several powers of substitution, to act and vote at the Annual Meeting of Stockholders of Mercantile Bankshares Corporation, Two Hopkins Plaza, Baltimore, MD 21201 to be held on Wednesday, April 30, 2003, at 10:30 a.m., and at any and all adjournments thereof.

The shares represented by this Proxy will be voted as directed or, if directions are not indicated, will be voted for the election of Directors and for ratification of the appointment of auditors. If a Director or nominee is unable to serve, the within Proxy may be voted for a substitute nominee.

(Continued and to be signed on the reverse side)